BARRY

May '19

AMENDED CONSULTING AGREEMENT

This consulting Agreement (the "Agreement" or "Consulting Agreement") states the terms and conditions that govern the contractual agreement between BARRY BERLER having his principal place of business in Philadelphia, Pennsylvania and SHARPS TECHNOLOGY INC. located at One Penn Plaza, 36th floor, New York, NY, 10119 (the "Client") who both agree to be bound by this Agreement.

WHEREAS, the Consultant is an experienced executive from the medical device industry, the inventor of safety syringe technology which is the subject of an Asset Purchase, Royalty and Consulting Agreement with the Client and experienced with respect to the engineering and manufacture of safety syringe products; and

WHEREAS, the Client desired to retain the service of the Consultant to render consulting services to the CEO and board of directors with regard to the Consultants knowledge and relationships according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Client (individually), each a "Party" and collectively, the "Parties") covenant and agree as follows:

1 TERM

This Agreement shall begin on June 1, 2019 and continue for 5 years, ending on May 31, 2024.

a. Either Party may terminate this Agreement for cause with 60 days written notice to the other Party. Cause shall be defined by the Client as gross negligence, theft, criminal behaviour, continued unavailability for more than 30 days.
b. Either Party may terminate this Agreement should the Client's business be substantially acquired or controlling interest of its shares are acquired in an arms length transaction and approved by the board and a majority of Client's shareholders.
c. The Client may terminate this Agreement for any reason with 6 months notice.
d. This Agreement terminates on the death of the Consultant.

2. CONSULTING SERVICES

The Consultant agrees that it shall provide its expertise to the Client for all things pertaining to "the "Consulting Services"). The Consultant shall perform such duties as requested of him as a senior member of the management team. The Consultant shall utilize the title of Chief Technology Officer.

3. COMPENSATION

In consideration for the Consulting Services, the Client shall pay the Consultant at the rate of $10,000 dollars per month. The Consultant shall invoice the Client once every month and such invoices shall be due and payable within 10 days of the Client's receipt of the invoice.

Reimbursement of ordinary expenses approved by the Client.

In return, the Consultant will be expected to work full time for the benefit of the Client.

4. INTELLECTUAL PROPERTY RIGHTS IN WORK PRODUCT

B.B.

The Parties acknowledge and agree that the Client will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright, patent and trademark rights. The Consultant agrees not to claim any such ownership in such work product's intellectual property at any time prior to or after the completion and delivery of such work product to the Client but shall be included in any patent application as the inventor, should the facts indicate.

5. CONFIDENTIALITY

Without approval of the Client, the Consultant shall not disclose to any third party any details regarding the Client's business, including, without limitation any information regarding any of the Client's customer information, business plans, or price points (the "Confidential Information"), (ii) make copies of any Confidential Information or any content based on the concepts contained with the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

6. NONCOMPETITION

During the term of this Agreement and for 36 months thereafter, the Consultant shall not engage, directly or indirectly, as an employee, officer, manager, partner, consultant, agent, owner or in any other capacity, in any competition with the Client or any of its subsidiaries, including any company engaged in the safety syringe field.

7. NONSOLICITATION OF CUSTOMERS

During the term of this Agreement and for 36 months thereafter, the Consultant will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company's clients, prospects, employees or contractors.

8. NONSOLICITATION OF EMPLOYEES

During the term of this Agreement and for 36 months thereafter, the Consultant will not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company's employees, or contractors for work at another company.

9. NO MODIFICATION UNLESS IN WRITING

No modification of this agreement shall be valid unless in writing and agreed upon by both Parties.

10. APPLICABLE LAW

This Consulting Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of New York and subject to the exclusive jurisdiction of the federal and state courts located in New York.

11. ROYALTY AGREEMENT

The Parties have entered into a Royalty Agreement and Addendum (see attached) which requires payment to the Consultant by the Client, of a royalty equal to 2% of net sales as defined in the Royalty Agreement. The parties hereby amend the Royalty Agreement to provide for a single payment of $500,000 to the Consultant in return for the cancellation of all further Royalty obligations of the Client under the Royalty Agreement.

Such $500,000 (five hundred thousand dollars) is due:

B.B.

a/ on or before May 31, 2021; or

b/ during the term of this Agreement should the Client's business be substantially acquired or a controlling interest in the Client's shares is acquired in an arm's length transaction approved by the board and a majority of the Client's shareholders.

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement as of the day and year set forth below.

(CONSULTANT)

SIGNATURE [signature]

NAME BARRY B BERLER

DATE 5/28/2019

[signature]

(CLIENT NAME) Sharps Technology Inc.

SIGNATURE

NAME Alan Blackman, Director

DATE